Exhibit 99.1

Contacts:
Media	Ryan Houck 904-357-9134
Investors	Mickey Walsh 904-357-9162

Rayonier Advanced Materials Reports Full Year 2017 Results
•	Full year 2017 net income and adjusted EBITDA of $325 million and $212 million, respectively
•	Excluding the impact of Tembec acquisition, full year adjusted EBITDA of $177 million, in-line with previous guidance
•	$30 million of cost transformation improvements achieved in 2017 with an incremental $25 million of cost transformation targeted in 2018
•	Completed acquisition of Tembec in November; three-year synergy target raised from $50 million to $75 million
•	Three-year target of $155 million of EBITDA improvement before inflation and changes in commodity prices
•	Authorized a $100 million share repurchase plan to be implemented as part of overall capital allocation strategy
JACKSONVILLE, Fla., February 20, 2018 - Rayonier Advanced Materials Inc. (the "Company") (NYSE:RYAM) today reported 2017 full year net income of $325 million, or $5.81 per diluted common share, compared to $73 million, or $1.55 per diluted common share in 2016. Full year 2017 adjusted net income was $57 million, or $0.97 per diluted common share, compared to $67 million, or $1.43 per diluted common share in 2016. Adjusted net income and earnings per share for 2017 exclude the impact of acquisition related costs, inventory write-up to fair value, a gain on derivative instrument, and a gain on bargain purchase all associated with the acquisition of Tembec Inc. ("Tembec"). Additionally, 2017 full year adjusted net income excludes the tax expense impact associated with U.S. tax reform legislation. Adjusted net income and diluted earnings per common share amounts for 2016 exclude the gain on debt extinguishment associated with the repurchase of the Senior Notes.
Fourth quarter 2017 net income was $295 million, or $5.01 per diluted common share compared to $11 million, or $0.18 per diluted common share in the fourth quarter of 2016. Fourth quarter 2017 adjusted net income was $29 million, or $0.50 per diluted common share, compared to $11 million, or $0.18 per diluted common share in the fourth quarter of 2016. Fourth quarter 2017 adjusted net income and diluted earnings per share exclude acquisition related costs, inventory write-up to fair value, a loss on a derivative instrument and a gain on bargain purchase all associated with the acquisition of Tembec. Additionally,  fourth quarter 2017 adjusted net income excludes the tax expense impact associated with U.S. tax reform legislation.
Fourth quarter and full year net income were negatively impacted by approximately $4 million and $7 million, respectively, due to Hurricane Irma, which forced the closure of the Company's U.S. manufacturing facilities during September.  Additionally, the Company's fourth quarter and full year sales were impacted by approximately $18 million as a result of an operational disruption at a major customer.
"In 2017 we faced new challenges and took advantage of exciting opportunities. Our operating results were significantly impacted by both Hurricane Irma, which shut our plants for an extended period of time, and an operational disruption at one of our major customer's facilities," said Paul Boynton, Chairman, President and Chief Executive Officer. "Despite these challenges, we continued to execute on our cost transformation program delivering $30 million of savings and, most importantly, we announced and completed the acquisition of Tembec which positions us well to grow the business."

Full Year 2017 and Fourth Quarter Operating Results
Full year 2017 sales were $961 million compared to $869 million in the prior year, an increase of $92 million, or 11 percent.  Excluding the impact of Tembec sales of $139 million since closing November 17, 2017, sales decreased $47 million or 5 percent compared to the prior year.  The $47 million decrease in net sales was driven by a decline in cellulose specialties sales prices of 4 percent, as expected, and a 4 percent decline in cellulose specialties sales volumes primarily due to the impacts of Hurricane Irma and an operational disruption at a major customer. Additionally, commodity sales volumes decreased 3 percent due to discrete production issues and the impact of Hurricane Irma.  These declines were partially offset by improved commodity sales prices due to stronger commodity markets resulting in higher sales prices for both commodity viscose and absorbent materials.
Fourth quarter 2017 sales were $349 million compared to $231 million in the prior year, an increase of $118 million, or 51 percent.   Excluding the impact of Tembec sales of $139 million since closing, sales decreased $21 million or 9 percent compared to the prior year period. The $21 million decrease in net sales was driven by a decline in cellulose specialties sales prices of 2 percent and lower sales volumes, as previously discussed. The cellulose specialties declines were partially offset by improved commodity sales prices and sales volumes due to stronger markets and the timing of revenue recognition, respectively.
Full year 2017 operating income was $57 million, which represents an $81 million decline from 2016. Excluding the impact of acquisition related costs and inventory write-up to fair value associated with the acquisition of Tembec, full year 2017 adjusted operating income was $114 million, which represents a $24 million decline from 2016.  Full year 2017 results reflect lower cellulose specialties sales prices, cellulose specialties sales volumes and commodity product sales volumes, partially offset by higher commodity product sales price declines, as previously discussed. Savings from Cost Transformation were more than offset by costs incurred to achieve additional future savings, higher production expenses due to sales mix, chemical prices and production issues, as well as, investments in customer product development.
Fourth quarter 2017 operating income was break-even, which represents a $26 million decline from the 2016 comparable period. Excluding the impact of  acquisition related costs and an inventory write-up to fair value associated with the acquisition of Tembec, fourth quarter 2017 adjusted operating income was $44 million, which represents a $18 million improvement from the 2016 comparable period. The fourth quarter 2017 results reflect lower cellulose specialties sales prices and sales volumes, partially offset by higher commodity product sales prices and sales volumes, as previously discussed. Savings from Cost Transformation more than offset costs incurred to achieve additional future savings, higher production expenses due to sales mix, chemical prices and production issues, as well as, investments in customer product development. Other operating income improved primarily due to lower costs associated with disposed operations.
The Company's adjusted operating income for the full year and fourth quarter 2017 includes Tembec's adjusted operating income from the date of acquisition to year end 2017 of approximately $26 million and depreciation and amortization of $9 million.
During 2017, the Company achieved its gross cost savings target of $30 million under its Cost Transformation pillar, primarily due to cost improvements related to the Company's supply chain, chemical usage and wood optimization. Savings from the Cost Transformation pillar now total $115 million since inception in January of 2015.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $37 million for 2017, comparable to the prior year due to lower average debt balances, offset by higher LIBOR interest rates on floating rate debt and the increased amortization of deferred financing costs as a result of the refinancing of the Company's term loans.
Income Tax Expense
The Company's effective tax rate was 6 percent for 2017, which compares to 35 percent during the prior year period.  The decrease is primarily due to the non-taxable gain on bargain purchase partially offset by the impact of the U.S. tax reform legislation and certain non-deductible acquisition related costs.

Cash Flows and Liquidity
Year-to-date, the Company generated operating cash flows of $130 million and adjusted free cash flows of $91 million, excluding expenses associated with the acquisition of Tembec. With strong adjusted free cash flows, the Company ended the fourth quarter with adjusted net debt of  $1,150 million and $312 million of total liquidity, including $96 million of cash and $216 million available under the revolving credit facility after taking into account outstanding letters of credit.
Outlook
High Purity Cellulose
Cellulose specialties prices are anticipated to decline 4 to 5 percent in 2018 primarily due to lower acetate prices, offset by improved pricing in the ethers and other cellulose specialties products. The Company believes that its 2018 acetate pricing is now consistent with its competition. Demand for ethers and other cellulose specialties continues to show strength and will provide opportunities for the Company to expand sales in these faster growing end-uses. Additionally, the Company's expanded capabilities in ethers  and its enhanced innovation footprint should allow the Company to further diversify its portfolio of products.

Forest Products
Increased demand from the steady growth of the U.S. housing market is expected to result in record lumber prices in 2018. The Company's business is currently operating under countervailing and anti-dumping duties on lumber sold into the U.S. These duties are anticipated to affect approximately 50 percent of its sales in this segment and reduce EBITDA by approximately $25 million during 2018, but should not impact sales volumes.

Pulp and Paper
High-yield pulp prices are currently at peak levels due to increased Chinese demand driven primarily from the reduction of imports of recycled fiber.  This demand is not expected to continue at its current level for the entire year. In paperboard, markets are expected to remain stable though peak pulp prices, which benefit our high-yield pulp, will impact the cost of raw materials. Finally, in newsprint, reduced industry production capacity has resulted in a temporary supply imbalance and higher pricing; however, continued decreases in demand and the potential for final countervailing and anti-dumping duties are expected to negatively impact results.

Capital Allocation and Investment
The Company anticipates that it will spend approximately $100 to $110 million in maintenance capital expenditures across its businesses in 2018.  In addition, the Company has identified approximately $90 million of potential strategic capital expenditures in its facilities with attractive payback periods of 1 to 3 years which may be acted upon over the next 3 years.  These capital investment opportunities are predominantly in the High Purity Cellulose and Forest Products segments and the Company currently anticipates spending approximately $45 million on high-return projects in 2018, with an average pay-back of less than 2 years.

"With the acquisition complete, we have greater product and geographic diversity within the high purity cellulose business which will reduce volatility through the cycle.  Additionally, we are a stronger, more balanced business with greater scale to drive substantial value over the next several years," Boynton continued, "Looking forward over the next 3 years, we see opportunities to deliver approximately $155 million of EBITDA growth through our strategic pillars, as we capture up to $75 million of synergies in costs and market optimization, leverage shared R&D capacity to create new products and re-invest capital into high return capital projects. We will also strive to maximize shareholder value through a disciplined and balanced capital allocation strategy focused on reducing leverage and providing strong risk-adjusted returns."

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 10:00 a.m. ET on February 20 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company's website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Thursday, March 6, 2018. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13676476.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals.  The Company also manufactures products for lumber, paper and packaging markets.  With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of pro forma revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials' future events, developments, or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "forecast," "anticipate," "guidance," and other similar language.  However, the absence of these or similar words or expressions does not mean a statement is not forward-looking.  While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.  Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below.  When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below.  If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 38% of our pro forma 2017 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets;  We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company's intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; The inability to effectively integrate the Tembec acquisition, and any future acquisitions we may make, may affect our results; and, we may not achieve the benefits anticipated from our previously-announced transformation plan.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income, adjusted EBITDA and adjusted net debt.  These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations.  Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements.  In addition, they reflect the exercise of management's judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures.  In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
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Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
December 31, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Twelve Months Ended
	December 31,	September 23,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net Sales	$349	$210	$231	$961	$869
Cost of Sales	(311)	(179)	(189)	(822)	(687)
Gross Margin	38	31	42	139	182
Selling, general & administrative expenses	(39)	(13)	(12)	(80)	(38)
Other operating expense, net	1	—	(4)	(2)	(6)
Operating Income (Loss)	—	18	26	57	138
Interest and other expense, net	(12)	(9)	(9)	(37)	(35)
Gain on bargain purchase	317	—	—	317	—
Gain (loss) on derivative instrument	(8)	14	—	8	—
Gain on debt extinguishment	—	—	—	—	9
Income Before Income Taxes	297	23	17	345	112
Income tax expense	(2)	(7)	(6)	(20)	(39)
Net Income Attributable to Rayonier Advanced Materials Inc.	$295	$16	$11	$325	$73

Mandatory convertible stock dividends	(4)	(4)	(3)	(14)	(5)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$291	$12	$8	$311	$68

Earnings Per Share of Common Stock
Basic earnings per share	$6.31	$0.29	$0.19	$7.17	$1.61
Diluted earnings per share	$5.01	$0.28	$0.18	$5.81	$1.55

Adjusted net income per share (a)	$0.50	$0.15	$0.18	$0.97	$1.43

Shares Used for Determining
Basic EPS	46,179,253	42,427,437	42,337,729	43,416,868	42,279,811
Diluted EPS	58,937,310	56,034,722	43,012,003	55,902,452	47,145,821
(a)	Adjusted net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2017 (Unaudited)
(millions of dollars)
	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$96	$326
Other current assets	550	193
Property, plant and equipment, net	1,408	801
Other assets	589	102
	$2,643	$1,422
Liabilities and Stockholders' Equity
Current maturities of long-term debt	$9	$9
Other current liabilities	298	117
Long-term debt and capital lease obligations	1,232	774
Non-current liabilities for disposed operations	151	139
Other non-current liabilities	259	171
Total stockholders' equity	694	212
	$2,643	$1,422

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
December 31, 2017 (Unaudited)
(millions of dollars)
	Twelve Months Ended
	December 31, 2017	December 31, 2016
Cash Provided by Operating Activities:
Net income	$325	$73
Gain on bargain purchase	(317)	—
Depreciation and amortization	97	88
Other items to reconcile net income to cash provided by operating activities	54	62
Changes in working capital and other assets and liabilities	(29)	9
	130	232
Cash Used for Investing Activities:
Acquisition	(210)	—
Capital expenditures	(75)	(89)
Other	8	2
	(277)	(87)
Cash Used for Financing Activities:
Changes in debt	(50)	(71)
Dividends paid	(26)	(15)
Issuance of mandatory convertible preferred stock, net	—	167
Other	(8)	(1)
	(84)	80
Cash and Cash Equivalents:
Change in cash and cash equivalents	(231)	225
Net effect of foreign exchange on cash and cash equivalents	1	—
Balance, beginning of year	326	101
Balance, end of period	$96	$326

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2017 (Unaudited)
(millions of dollars)
	Three Months Ended		Twelve Months Ended
EBITDA (a):	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net Income	$295	$11	$325	$73
Depreciation and amortization	32	24	97	88
Interest expense, net	13	9	38	35
Income tax expense	2	6	20	39
EBITDA	$342	$50	$480	$235

Acquisition related costs	21	—	34	—
Inventory write-up to fair value	23	—	23	—
Gain on bargain purchase	(317)	—	(317)	—
Loss (Gain) on derivative instrument	8	—	(8)	—
Gain on debt extinguishment	—	—	—	(9)
Adjusted EBITDA	$77	$50	$212	$226
(a)
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is defined by the Securities and Exchange Commission.  We define adjusted EBITDA  as EBITDA before acquisition related costs, inventory fair value adjustment, gain on bargain purchase, loss (gain) on derivative instrument, and gain on debt extinguishment.  EBITDA and adjusted EBITDA are not necessarily indicative of results that may be generated in future periods.

	Twelve Months Ended
Adjusted Free Cash Flows (b):	December 31, 2017	December 31, 2016
Cash provided by operating activities	$130	$232
Capital expenditures	(65)	(85)
Acquisition related costs, net of tax	26	—
Adjusted Free Cash Flows	$91	$147
(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital and acquisition related costs, net of tax.  Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock.  Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	December 31, 2017	December 31, 2016
Current maturities of long-term debt	$9	$9
Long-term debt & capital lease obligation	1,232	774
Total debt	1,241	783
Original issue discount, premiums and debt issuance costs	5	9
Cash and cash equivalents	(96)	(326)
Adjusted Net Debt	$1,150	$466
(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash.  Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2017 (Unaudited)
(millions of dollars, except per share information)
	Three Months Ended						Twelve Months Ended
	December 31, 2017		September 23, 2017		December 31, 2016		December 31, 2017		December 31, 2016
Adjusted Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$—		$18		$26		$57		$138
Acquisition related costs	21		5		—		34		—
Inventory write-up to fair value	23		—		—		23		—
Adjusted Operating Income	$44		$23		$26		$114		$138

Net Income	$295	$5.01	$16	$0.28	$11	$0.18	$325	$5.81	$73	$1.55
Gain on debt extinguishment	—	—	—	—	—	—	—	—	(9)	(0.19)
Gain on bargain purchase	(317)	(5.37)	—	—	—	—	(317)	(5.66)	—	—
Acquisition related costs	21	0.36	5	0.09	—	—	34	0.61	—	—
Inventory write-up to fair value	23	0.39	—	—	—	—	23	0.41	—	—
Loss (Gain) on derivative instrument	8	0.14	(14)	(0.25)	—	—	(8)	(0.14)	—	—
U.S. tax reform impact	11	0.19	—	—	—	—	11	0.20	—	—
Tax effects of adjustments	(12)	(0.22)	3	0.06	—	—	(11)	(0.21)	3	0.07
Dilutive impact of Preferred Stock	—	—	—	(0.03)	—	—	—	(0.05)	—	—
Adjusted Net Income	$29	$0.50	$10	$0.15	$11	$0.18	$57	$0.97	$67	$1.43
(a)
Adjusted operating income is defined as operating income adjusted for acquisition related costs and fair market valuation of inventory.  Adjusted net income is defined as net income adjusted net of tax for gain on debt extinguishment, gain on bargain purchase, acquisition related costs, fair market valuation of inventory, and loss (gain) on derivative.  Adjusted operating income and adjusted net income are not necessarily indicative of results that may be generated in future periods.